Entity #: 4262609
Date Filed: 04/17/2014
Carol Aichele
Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE
BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

Articles of Incorporation-For Profit

(15 Pa.C.S.)

X Business-stock (§ 1306)	___ Management (§ 2703)
___ Business-nonstock (§ 2102)	___ Professional (§ 2903)
___ Business-statutory close (§ 2303)	___ Insurance (§ 3101)
___ Cooperative (§ 7102)	___ Benefit (§ 3303)

Name
Hamilton & Associates Law Group
Address
101 Plaza Real S, Suite 202 N
City: Boca Raton State: FL Zip Code: 33432

Document will be returned to the name and address you enter to the left.

Commonwealth of Pennsylvania
ARTICLES OF INCORPORATION 4 Page(s)

T1411337030

Fee: $125

In compliance with the requirements of the applicable provisions (relating to corporations and unincorporated associations), the undersigned, desiring to incorporate a corporation for profit, hereby states that:

1. The name of the corporation *(corporate designator required, i.e., "corporation"," incorporated", "limited" "company" or any abbreviation. "Professional corporation" or "P.C")* :

Vodka Brands Corp

2. The (a) address of this corporation's current registered office in this Commonwealth *(post office box, alone, is not acceptable)* or (b) name of its commercial registered office provider and the county of venue is:

(a) Number and Street	City	State	Zip	County
510 Roslyn Place	Pittsburgh	PA	15232	

(b) Name of Commercial Registered Office Provider — County

c/o:

3. The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4. Check and complete one:
___ The corporation is organized on a nonstock basis.
X The corporation is organized on a stock share basis and the aggregate number of shares authorized is: 100,000,000

2014 APR 17 PM 3: 01
PA DEPT OF STATE